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INTEL CORPORATION

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March 31, 2004

Dear Stockholder:

Your vote is important. Please take a moment to read this letter and vote.

Intel’s 2004 Annual Stockholders Meeting will be held in May, and six proposals on the agenda require a vote of the stockholders. Proposal 1 is the election of the Board of Directors, and Proposal 2 is to ratify the choice of the company’s auditor. Proposal 3 presents a new Intel plan for equity incentive compensation. The Board and management recommend that you vote FOR Proposals 1, 2, and 3. We do not agree with Proposals 4, 5 and 6, presented by stockholders, and we recommend that you vote AGAINST Proposals 4, 5 and 6.

This letter shares our thoughts on four proposals that have to do with the way employees at Intel are paid, in particular with incentive pay and stock options. An understanding of Intel’s compensation philosophy should highlight what we see as the major issues.

Intel pays its employees according to several basic principles. We believe that:

•	hiring and retaining high caliber employees are critical to our business success

•	employees should be motivated over the long term to think like owners, and their interests should be aligned with those of stockholders

•	compensation should vary with the performance of the company

•	treatment of employees should be egalitarian

•	compensation programs must be disciplined, which means costs should be managed and corporate governance should be strong

Intel relies on stock options as its primary long-term incentive to encourage all employees to think like owners. Over 90% of the Intel employees receive stock options, and well over 95% of the stock options go to the broad base of employees. In the years 1999 to 2003, only 1.2% of the options granted went to the five most highly paid executives. When the market value of the company has increased, as it did in 2003, the value to employees grew as well. When the market value has declined, as it did in 2002, employees gained no additional value. To our way of thinking this is fair: employees and stockholders benefit together, and the cost to stockholders is a small portion of their value. A culture of employee ownership has long been an Intel hallmark, and we believe it has been vital to your company’s success. Research shows that companies with broad-based employee ownership have higher productivity, higher returns on equity, higher returns on assets, and higher levels of employee satisfaction.

Our views on the four proposals regarding compensation derive from these principles and our history. We have summarized our views for you on the back side of this page.

Instructions on how to vote are on the proxy card included with this package. Your vote is important. Please vote.

Sincerely yours,

Andy Grove Chairman	Craig R. Barrett Chief Executive Officer	Paul S. Otellini President and Chief Operating Officer

(Please see Intel’s Proxy Statement, enclosed with other important documents in this package, for complete information about Proposals 1 and 2 as well as the Proposals highlighted below.)

Proposal 3: Approval of 2004 Equity Incentive Plan

The Board recommends a vote FOR Proposal 3.

Submitted by the Board of Directors, the 2004 Plan will allow the company to continue to make grants of stock options to the broad base of employees and to non-employee directors. If adopted, this plan will replace Intel’s two existing plans and reduce the total number of shares available for option grants. Intel intends to maintain long term average annual dilution from these grants to less than 2% of total shares outstanding, in line with its average over the last five years of 1.7%. The 2004 Plan includes a limited number of shares for other equity instruments for future flexibility. It prohibits stock option repricing, as well as the use of discounted options and reload option grants, and it contains no evergreen features. To better assure your continuing input, this plan runs only two years, and we intend to submit one-year extensions of this plan to stockholders for approval annually.

Proposal 4: Requesting the Expensing of Stock Options

The Board recommends a vote AGAINST Proposal 4.

Submitted by the United Brotherhood of Carpenters and Joiners of America pension fund, this proposal was presented by the same organization in 2003 and defeated in a stockholder vote. This is an accounting issue. Accounting standards are not set by stockholders but by the Financial Accounting Standards Board (FASB), which is addressing the issue now and is likely to resolve it soon. It would be unwise to adopt a practice prematurely that risks non-compliance with new regulations. Intel has made its views known to FASB. We believe that the cost of stock options is currently and accurately reflected in the financial statements, and the proposed change would confuse rather than enlighten investors. The proponents of this proposal argue that it will control excessive compensation. We believe it will actually harm broad-based option plans like that at Intel, and that to change accounting standards as an indirect means of controlling policy is neither good accounting nor good policy.

Proposals 5 and 6: Requesting the Use of Performance-Vesting Stock and Performance-Vesting Options

The Board recommends a vote AGAINST Proposals 5 and 6.

Submitted by the American Federation of Labor and Congress of Industrial Organizations (AFL-CIO) and the Service Employees International Union pension funds, these proposals advocate performance-vesting restricted stock and options for senior executives. Pay for performance incentives are already embedded in the compensation of every employee at Intel - to a much greater extent than at our competitors - and they increase with the employee’s level of responsibility. We believe the instruments advocated in these proposals bring unintended consequences that may work against the interests of stockholders. With performance-based options or stock, there is a risk that employees will focus on vesting in the short term rather than creating value in the long term. In the technology business, performance metrics may quickly become dated and inhibit management from adapting to the rapid pace of change. In our view restricted stock puts greater emphasis on tenure than on owner-like motivations. As long as the company stays in business and the employee stays on the payroll, he or she will make money from a restricted stock grant, even if the value of the stock declines.

INSTRUCTIONS ON HOW TO VOTE ARE ON THE ENCLOSED PROXY CARD.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE.